Denmark Bancshares, Inc.

Denmark State Bank

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.comwww.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: February 12, 2009

CONTACT: John P. Olsen, President and CEO

Phone: (920) 863-2161

Denmark State Bank Appoints Janet L. Bonkowski as a Director

John P. Olsen, President and CEO of Denmark Bancshares, Inc. and Denmark State Bank announced the election of Janet L. Bonkowski as a Director of Denmark State Bank ("DSB") by the Board of Directors of DSB at a regularly scheduled meeting held on February 10, 2009.

Ms. Bonkowski is the Public Relations Manager for Schneider National, Inc. ("Schneider"), a provider of transportation and logistics services headquartered in Green Bay Wisconsin. Schneider has offices on three continents and employs 21,000 people worldwide. Ms. Bonkowski has been in this position for the last four years and has extensive experience in public relations and marketing. Prior to her employment with Schneider, Ms. Bonkowski served as the Director of Public Relations since 1997 and as Advertising Account Manager since 1994 with the Goltz Seering Agency, Inc., a leading Northeast Wisconsin advertising agency located in Green Bay, Wisconsin.

Ms. Bonkowski is an active volunteer in Northeast Wisconsin and currently serves on the Board of Directors of the Greater Green Bay Community Foundation. Ms. Bonkowski previously served for six years as a Board member of the National Railroad Museum.

Ms. Bonkowski fills the vacancy created by the retirement of Allen M. Peters. Mr. Peters reached the mandatory retirement age for directors of DSB but will continue to serve as a Director of Denmark Bancshares, Inc. until his term expires at the annual meeting of shareholders in 2010.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.